Exhibit 12

                             AMERICAN STORES COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in thousands)

                                           39 Weeks       39 Weeks                        Fiscal Year Ended
                                            Ended          Ended
                                           10/30/93      10/31/92(1)   1/30/93(1)  2/01/92(1)  2/02/91(1)  2/03/90(1)(2) 1/28/89(3)


    Earnings before income taxes
      and before cumulative effect of
      changes in accounting prinicples     $273,020     $208,744     $378,281     $438,468     $350,316     $241,180    $207,103
    Fixed Charges (detail below)            217,672      241,535      311,937      371,056      456,992      501,627     370,729
    Adjusted for:
      Capitalized Interest                   (2,144)      (1,433)      (1,966)      (4,003)      (4,068)      (7,067)     (4,178)
      Previously Capitalized Interest
        Amortized during the period             934          981        1,288        1,488        1,426        1,297       1,110
                                           ________     ________     ________     ________     ________     ________    ________

    Earnings                               $489,482     $449,827     $689,540     $807,009     $804,666     $737,037    $574,764
                                           ========     ========     ========     ========     ========     ========    ========
    Interest Expense(4)                    $143,846     $163,635     $214,394     $265,098     $358,895     $401,914    $285,421
    Capitalized Interest                      2,144        1,433        1,966        4,003        4,068        7,067       4,178
    Interest Factor for Rental Expense
      of Operating Leases                    71,682       76,467       95,577      101,955       94,029       92,646      81,130
                                           ________     ________     ________     ________     ________     ________    ________
    Fixed Charges                          $217,672     $241,535     $311,937     $371,056     $456,992     $501,627    $370,729
                                           ========     ========     ========     ========     ========     ========    ========

    Ratio of Earnings to Fixed Charges         2.25         1.86         2.21         2.17         1.76         1.47        1.55


    (1)  Restated to reflect adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
         as if effective at the beginning of the fiscal year ended February 3, 1990.

    (2)  53 Weeks.  All other fiscal years presented are 52 weeks.

    (3)  The Company acquired Lucky Stores, Inc. on June 2, 1988.

    (4)  As reported in financial statements.  Includes amortization of debt expense and interest on capital leases and is net of capitalized interest.
